Exhibit 10.2

Rule 10b5-1 Purchase Plan

CIM Service Provider, LLC (the “Buyer”), has established this Purchase Plan (the “Plan”) dated as of January 29, 2014 in order to purchase common shares of beneficial interest, par value $.01 per share (the “Shares”), of PMC Commercial Trust (the “Company”) pursuant to the requirements of and in conformity with the provisions of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Buyer hereby engages Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”) as the Buyer’s exclusive agent to purchase the Shares during the term of this Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

The parties hereby further agree as follows:

1.	Implementation of the Plan.

a.	Starting on the first trading day after the closing of the transactions contemplated by the Agreement and Plan of Merger dated November 20, 2013 by and among the Company, Southfork Merger Sub, LLC, CIM Urban REIT, LLC and CIM Merger Sub, LLC (“Closing”), Broker shall use commercially reasonable means to purchase as agent for the Buyer and for the account of the Buyer the maximum number of Shares that the Company could purchase under Rule 10b-18 under the Exchange Act (“Rule 10b-18”), including effecting the maximum amount of block purchases contemplated by Rule 10b-18(b)(4) (the “Purchase Amount”); provided, that in each case, the price paid per Share is at or below $5.00 (the “Maximum Purchase Price”). Any Shares so purchased shall be purchased under ordinary principles of best execution at the then-prevailing market price.

b.	Subject to the terms set forth in this Plan, Broker shall have full discretion with respect to the execution of all purchases, and each of the Company and the Buyer acknowledges and agrees that neither the Buyer nor the Company shall exercise, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Shares pursuant to the Plan. Each of the Buyer and the Company acknowledges and agrees that, in acting under this Plan, Broker will be an independent contractor and will not be acting as the Buyer’s or Company’s trustee or fiduciary or in any similar capacity.

c.	Broker may, in its discretion, suspend purchases of Shares under this Plan or reduce the Purchase Amount on a particular trading day for any of the following reasons:

(i)	the Shares do not trade regular way on The NASDAQ Stock Market LLC (“NASDAQ”);

(ii)	trading of the shares on NASDAQ is suspended for any reason; or

(iii)	Broker, in its discretion, determines that it cannot effect a purchase of Shares or cannot purchase the entire Purchase Amount due to legal, regulatory, self-regulatory or contractual restrictions applicable to it, the Buyer or to the Company (including, without limitation, Regulation M, Regulation 14E, Rule 10b-5 or Rule 10b-18 under the Exchange Act);

provided, that Broker will, in its discretion, resume purchases in accordance with Paragraph 1(a) as soon as reasonably practicable.

d.	The Purchase Amount and the Maximum Purchase Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock (i.e., not cash) dividend with respect to the Shares or any change in capitalization with respect to the Company that occurs during the term of the Plan, as determined by Broker in good faith and a commercially reasonable manner.

e.	The Buyer shall pay Broker a commission of $0.03 per Share purchased.

f.	Broker may purchase Shares on the NASDAQ, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Broker shall use good faith efforts to execute all purchase transactions under this Plan in accordance with the timing, price and volume restrictions contained in subparagraphs (b)(2), (3) and (4) of Rule 10b-18. Nothing herein shall preclude the purchase by Broker of the Shares for its own account, or the solicitation or execution of purchase or sale orders of the Shares for the account of Broker’s clients.

g.	It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

h.	The Buyer understands that commercially reasonable efforts will be made by Broker to transmit transaction information for open market transactions under the Plan by the close of business on the day of a purchase, but no later than the close of business on the first trading day following such purchase. The Buyer authorizes Broker to transmit transaction information via e-mail regarding open market transactions under the Plan to the following: Barry Berlin, PMC Commercial Trust, 17950 Preston Road, Suite 600, Dallas, Texas 75252, E-mail: b.berlin@pmctrust.com, with an e-mail copy to the Buyer.

2.	Termination of the Plan. The Plan shall end on the earliest of:

a.	the close of business on August 10, 2014;

b.	the date that an aggregate of 2,750,000 Shares (adjusted to take into account any stock split, reverse stock split or stock (i.e., not cash) dividend) are purchased pursuant to the Plan;

c.	the date that the aggregate cost of purchases pursuant to the Plan (including commissions and other expenses of purchase) reaches $13,750,000;

d.	the dissolution of the Buyer or the Company;

e.	the date that Broker becomes aware of the commencement or impending commencement of any voluntary or involuntary proceedings in respect of or triggered by the bankruptcy or insolvency of either of the Buyer or the Company;

f.	except for any reincorporation merger of the Company, the date of public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares into shares of another company;

g.	receipt by Broker of a written notice from either of the Buyer or the Company that the Shares have been converted into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part); and

h.	receipt by Broker of a Required Termination Notice (as defined below).

Notwithstanding the foregoing, Broker may terminate the Plan at any time by providing written notice of termination to the other parties hereto via e-mail pursuant to Section 4(d) below prior to the date of termination.

Notwithstanding the termination of this Plan, the Buyer shall be solely responsible for any purchases made by Broker on the Buyer’s behalf prior to Broker’s receipt of any notice of termination, and if Broker receives such notice, Broker may nevertheless be entitled to make, and the Buyer shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice is received by Broker.

3.	Representations, Warranties and Covenants. Each of the Buyer and the Company represents, warrants, agrees, acknowledges and covenants that:

a.	The information that the Buyer and the Company provide to Broker pursuant to Section 3(l) below, will be accurate and complete, and Broker is entitled to conclusively rely on information communicated to it by the Buyer or the Company concerning the Company’s market activities.

b.

The Buyer (a) has established the Plan in good faith in compliance with the requirements of Rule 10b5-1 at a time when the Buyer was not in possession of material, non-public information, (b) will not take any action that would cause the purchases of Shares hereunder not to comply with Rule 10b-18 or Rule 10b5-1

(including without limitation, entering into or altering any corresponding or hedging transaction or position with respect to the Shares), and (c) will provide notice to Broker as soon as possible of any legal or regulatory restriction that is applicable to the Buyer, the Company or the Company’s affiliates which would prohibit any purchase pursuant to the Plan, including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Exchange Act (a “Required Termination Notice”); provided that such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to the Buyer or the Company or otherwise communicate any material nonpublic information about the Company or the Shares to Broker.

c.	None of the Buyer, the Company or their respective officers or employees will disclose to any persons at Broker effecting purchases under the Plan any material non-public information regarding the Shares or the Company.

d.	Each of the Buyer and the Company shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Buyer and the Company and the transactions contemplated hereby, including, without limitation, reporting and filing requirements (including but not limited to, pursuant to Sections 13(d) and 16 of the Exchange Act (e.g., Forms 4 and 5)).

e.	The purchase of the Shares as contemplated hereunder will not conflict with or exceed the authority granted under the resolutions of the board of managers of the Buyer authorizing this Plan.

f.	Purchases of Shares pursuant to this Plan are not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Buyer, the Company or its subsidiaries.

g.	Neither the Buyer nor the Company will, during the term of the Plan, enter into any comparable agreement with any other broker.

h.	The Buyer acknowledges and agrees that (a) it is not relying, and has not relied, upon Broker or any affiliate of Broker with respect to the legal, accounting, tax or other implications of this Plan and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof, (b) neither Broker nor any affiliate of Broker has acted as its advisor in any capacity in connection with this Plan or the transactions contemplated hereby and (c) it is entering into this Plan with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.

i.	The Company or the Buyer shall notify Broker prior to the opening of trading of the Shares prior to announcing any merger transaction that will affect the volume calculation under Rule 10b-18 and provide Broker with the information relating to actual purchases by the Company during the three calendar months preceding such announcement (unless Broker already has such information relating to actual purchases by the Company). The Buyer acknowledges that if either the Buyer or the Company does not provide such notice and information to Broker, Broker may in it is discretion cease any purchase activity hereunder after such an announcement is made until such time as either the Buyer or the Company provides Broker with the necessary information.

j.	The Company or the Buyer shall notify Broker prior to the opening of trading of the Shares of any purchases of Shares by any affiliated purchasers (other than the Buyer) that may occur on such trading day and each of the Buyer and the Company acknowledges that purchases of Shares by any such affiliated purchaser (including without limitation any purchases caused or influenced by any action of the Company or the Buyer) may cause the Purchase Amount to be reduced on such trading day.

k.	Each of the Buyer and the Company agrees that, it shall not make any “Rule 10b-18 purchase” (as such term is defined in Rule 10b-18(a)(13)) outside of this Plan. For the avoidance of doubt, the Buyer and the Company may effect purchases of Shares outside of this Plan so long as such purchases do not constitute Rule 10b-18 purchases.

l.	No later than later than 5:00 P.M. (New York City time) on the date of the Closing, (i) the Company shall publicly disclose such Closing; (ii) the Buyer or the Company shall provide written notice of such Closing to Broker and (iii) the Buyer or the Company shall provide to Broker information relating to any block purchases by the Buyer, the Company or any affiliated purchasers during the calendar week of the Closing and the four calendar weeks preceding the Closing (provided, that neither the Buyer nor the Company shall communicate to Broker any material nonpublic information regarding the Company or the Shares).

m.	The Company represents that it is not currently in possession of information that would, immediately following the Closing, constitute material non-public information regarding the Company or the Shares.

4.	Miscellaneous.

a.	The Plan may be modified or amended only upon the written agreement of the Buyer, Broker and the Company; provided that any such modification or amendment shall only be permitted at a time when the Buyer is otherwise permitted to effect purchases under this Plan and at a time when neither the Company nor the Buyer is aware of any material non-public information concerning the Company or the Shares and in connection with any such amendment or modification that the Buyer shall represent that such amendment or modification is being made in good faith and not as part of a plan or scheme to evade Rule 10b5-1.

b.	The Plan may be signed in counterparts, each of which will be an original.

c.	The Plan constitutes the entire agreement between the Buyer, Broker and the Company and supersedes any prior agreements or understandings regarding the Plan.

d.	All notices given by the parties under this Plan will be as follows:

(i)	If to the Buyer: CIM Service Provider, LLC

Attention: Chris Allman, E-mail: CAllman@cimgroup.com.

(ii)	If to Broker:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
ATTN: Chip Gibbs
Fax: 415-835-2514
Phone: 646-855-8900
Email: cgibbs@baml.com

(iii)	If to the Company: PMC Commercial Trust, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

Attention: Barry Berlin, E-mail: b.berlin@pmctrust.com.

e.	This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

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IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

CIM SERVICE PROVIDER, LLC

By:	/s/ Kelly Eppich
Name:	Kelly Eppich
Title:	Vice President

PMC COMMERCIAL TRUST

By:	/s/ Jan F. Salit
Name:	Jan F. Salit
Title:	President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Chip Gibbs
Name:	Chip Gibbs
Title:	Managing Director